Exhibit 10.8

UroGen Pharma Ltd.

2019 Officers1 Compensation Policy

1.	Introduction

1.1.    UroGen Pharma Ltd. (“Company”) is a clinical stage biopharmaceutical company focused on developing novel therapies designed to change the standard of care for urological pathologies. The Company has an innovative and broad pipeline of product candidates that it believes can overcome the deficiencies of current treatment options for a variety of urological conditions with a focus on uro-oncology.

1.2.    On May 9, 2017, the Company registered its shares on the Nasdaq Global Market (URGN).

1.3.    Per the provisions of Amendment 20 (“Amendment 20”) to the Companies Law 5759-1999 (“Companies Law"”), the Company's Board of Directors (“Board”) has established a Compensation Committee (“Compensation Committee”). After consideration of the provisions of Amendment 20, the Compensation Committee has recommended that the Board shall adopt the director’s and officer’s compensation policy (“Compensation Policy”), specified below. The Board has considered the Compensation Committee's recommendation and on the basis of such recommendation has approved the Compensation Policy.

1.4.    Company's vision is to implement its unique knowledge and expertise in the field of urological pathologies, to further develop an innovative and broad pipeline of product candidates. As such, Company envisions its mission for the coming years to be: (i) establish each of our lead product candidates, UGN-101 and UGN-102, as the first-line therapy in its target;

(ii) expand our uro-oncology product pipeline, including Vesimune; (iii) utilize our proprietary technology to expand our pipeline with other novel uro-oncology agents and/or into other body cavities and indications; and (iv) evaluate and selectively pursue potential collaborations to develop improved formulations and product lifecycle management strategies.

1.5.    Several main principles and objectives form the basis of the Compensation Policy: (a) to promote the Company's mission, long term goals and targets; (b) to create appropriate incentives for the Company’s directors and officers with the aim of aligning such directors’ and officers' compensation with the Company's mission and goals, taking into account, inter alia, the compensation ranges for similar roles in the life science industry in the U.S.; (c) to adapt a compensation package combination that matches the size of the Company and the nature of its activities also in the context of comparable publicly-traded life science companies - of similar market capitalization and/or stage of development ; and (d) to comply with the provisions of the law by compensating those eligible pursuant to the Compensation Policy, based on their contribution and their efforts to the development of the Company’s business and promotion of its goals, in the short and long term.

1.6.    The Compensation Policy is a multi-year policy which supersedes the Company’s 2018 Officers Compensation Policy and shall be in effect for a period of five (5) years from the date the shareholders of the Company approved it (“Effective Date”), following which date it shall be subject to re-approval, and then every three (3) years thereafter. The Compensation Committee and the Board shall review the Compensation Policy from time to time, as required by the Companies Law. The Compensation Policy shall be reapproved (subject to changes to be decided by the Compensation Committee), as required by the applicable law.

1 The term “officer” for purposes of this policy shall refer to any employee of the Company that meets either the definition of an officer (i) set out in the Companies Law: “a chief executive officer, chief operating officer, chief financial officer, and/or chief medical or scientific officer and other manager/officer who reports directly to the chief executive officer”, or (ii) Rule 16(a)-1(f) of the Securities Exchange Act of 1934, as amended.

1.7.        The Compensation Policy shall be subject to all mandatory provisions of any applicable law which apply to the Company and its directors and officers, and to the Company's Articles of Association.

2.	The Compensation Policy

2.1.        Parameters for Examining the Officer Compensation Terms. In general, the compensation terms for officers shall be examined, while taking into consideration, inter alia, the following parameters:

2.1.1.   The education, qualifications, expertise, seniority (in the Company in particular, and in the officer's profession in general), professional experience and achievements of the officer;

2.1.2.	The officer’s position, and his previous agreements;

2.1.3.	The officer’s contribution to the Company’s business and stability;

2.1.4.   The degree of responsibility imposed on the officer; The Company’s need to retain officers who have skills, know-how or unique expertise;

2.1.5.	The Company's global nature;

2.1.6.    The ratio between the officer's employment terms and conditions and other Company employees and/or contract workers employed by the Company and in particular the ratio between such officer's compensation to the average wage and the median wage in the Company and the impact of the differences on employment costs and labor relations in the Company; and

2.1.7.    Reasonable and customary terms of employment of similar officers in similar companies in the field of life science and pharmaceutical drug development and commercialization (valuation, number of employees, regulatory path, etc.) based on market conditions, compensation parameters and experience, and relative benchmarking analysis to such comparable companies, as compiled by an independent compensation consultant engaged by the Compensation Committee (the “Market Benchmark”).

2.2.      Compensation Terms of Officers. The Company shall be entitled to grant to its officers (to all or part of them) a compensation package which may include a signing bonus, base salary, commissions (if applicable), annual cash bonus, Share-Based Compensation (as defined below), retirement grants, or any combination thereof.

2.2.1.    Base Salary. The base salary of each officer in the Company, whether paid as salary or as service fee through a management contract against a proper invoice, shall be determined based on the parameters specified in Section 2.1 above (“Base Salary”). In any case where an officer is providing services through a management services agreement and consideration is paid against an invoice, for the purpose of the Compensation Policy, the Base Salary of such officer shall be deemed to be equal to approximately seventy-five percent (75%) of the total consideration paid for his or her services, under such invoice, excluding VAT. The Base Salary of officers whose company car tax liability is grossed up and paid by the Company, shall be deemed to be commensurately below that (approximately seventy percent (70%)) of the total consideration paid for his or her services, excluding VAT.

The Compensation Committee and the Board shall be entitled to update the Base Salary and other terms of engagement of the CEO without shareholder approval, if such terms are not materially more favorable than in the previous engagement, which itself received Board, Compensation Committee and shareholders’ approval. Additionally, the CEO may approve non-material changes to a subordinate officer’s engagement terms in accordance with this Compensation Policy, without further approval by the Compensation Committee or Board. In general, and without derogating from further limitations under applicable law, updating the Base Salary at a rate that exceeds fifteen percent (15%) per year, of the Base Salary prior to such update (without taking into account any linkage differentials) will be deemed a material change (“Material Change”) and shall be considered as a deviation from this Compensation Policy. As of the Effective Date:

2.2.1.1.    Base Salary for the chief executive officer (“CEO”) shall be the maximum of (i) the 75th percentile of the Market Benchmark for chief executive officers, (ii) the latest shareholder approved compensation package for the CEO, or (iii) in the case of a newly appointed CEO, the previously approved compensation package for the CEO, subject to an annual updating at a rate not to exceed fifteen percent (15%) per year.

2.2.1.2.    Base Salary for any officer reporting directly to the CEO shall be the maximum of (i) the 75th percentile of the Market Benchmark for such officer, (ii) the latest shareholder approved compensation package for the respective officer, or (iii) in the case of a newly appointed officer, the previously approved compensation package for such officer, subject to annual updating at a rate not to exceed fifteen percent (15%) per year.

2.2.2.    Additional Terms of Compensation. The compensation for each officer may include additional standard benefits such as social benefits, pension insurance, managers’ insurance, study fund, car allowance, mobile phone allowance, and medical insurance. For the avoidance of doubt, in any event, the aggregate amount and/or update of such additional benefits shall not exceed fifty percent (50%) of the officer's Base Salary, excluding such officers whose company car tax liability is grossed up and paid by the Company, in which case such additional benefits shall not exceed seventy percent (70%) of the officer's Base Salary.

2.2.3.    Insurance, Exculpation and Indemnification. The officers of the Company shall be entitled to benefit from the insurance, exculpation and indemnification arrangements, to be approved from time to time by the Company, pursuant to the provisions of the Articles of Association of the Company and applicable law.

2.2.4.	Retirement Terms

2.2.4.1.    Advance Notice. The advance notice period shall be determined individually with respect to each officer, taking into consideration the parameters set forth in Section 2.1 above, but shall not exceed a period of twelve (12) months advance notice (“Advance Notice”), except in cases whereby a severance payment is specified in the officers’ employment agreement for termination without cause or for good reason.

2.2.4.2.    In any event the combination of an Advance Notice and a retirement grant provided to a Company officer shall not exceed a period of twelve (12) months all together.

2.2.5.	Annual Cash Bonus

2.2.5.1.    Maximum Amount of the Annual Cash Bonus. The compensation package of officers may include an annual cash bonus based on long-term measurable criteria and non- measurable criteria as set forth hereunder (“Bonus”).

In the event that an officer is eligible for a Bonus, pursuant to the terms of his or her employment, the Bonus shall be subject to the following:

●    The Bonus of each officer shall not exceed twelve (12) times such officer’s monthly Base Salary.

●    In any event, the aggregate amount of all Bonuses, including the cash component of any Exceptional Awards, paid to each of the Company's officers (on an annual basis), on the date of payment thereof, shall not exceed the gross sum equal to 150% (one hundred fifty percent) of the Base Salary with respect to such Company's officers.

●    The Bonus will be based mainly (in the case of the CEO, as agreed to in the CEO’s employment agreement) on measurable criteria consistent with goals and objectives established at comparable companies such as those related to clinical, regulatory and manufacturing progress, at the sole discretion of the Board.

2.2.5.2.    The Board shall have discretion to reduce any amount out of the Bonus, excluding such bonuses the Company is obligated to pay its employees under any valid employment agreement and any such measurable criteria thereunder.

2.2.6.	Share-based Compensation

2.2.6.1.    The Board shall be entitled to grant to the Company’s directors and officers: Options, Restricted Stock Units or any other share-based compensation (“Share- based Compensation”), pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), or any successor or subsequent equity incentive plan adopted by the Company subsequent hereto, from time to time and subject to any applicable law. The Board may delegate its authority to grant Share-based Compensation under the Plan to a committee of the Board if it first sets the criteria for such grants (type, number of shares per position, term of option and vesting schedule). Further the Board may delegate the authority to issue the shares so issuable upon conversion or exercise of convertible securities to a committee or the CEO.

2.2.6.2.    The amount of Share Based Compensation granted to the Company's officers initially upon commencement of employment shall not exceed:

●    CEO - 200,000 (two hundred thousand) Options or Restricted Stock Units, in the aggregate; and

●    Any officer reporting directly to the CEO - 100,000 (one hundred thousand) Options or Restricted Stock Units, in the aggregate.

2.2.6.3.    In addition, the amount of Share Based Compensation granted to the Company's officers on an annual basis (excluding initial grants to officers during the year of commencement of employment) shall not exceed:

●    CEO - 200,000 (two hundred thousand) Options or Restricted Stock Units, in the aggregate; and

●    Any officer reporting directly to the CEO - 100,000 (one hundred thousand) Options or Restricted Stock Units, in the aggregate.

2.2.6.4.    When discussing the grant of a Share-based Compensation to an officer of the Company, the Compensation Committee and the Board shall consider whether the aforesaid grant is a suitable incentive for increasing the Company's value in the long term, the economic value of the grant, the exercise price and the other terms

2.2.6.5.    Share-Based Compensation, if granted, shall mature in installments or vesting periods (or depend on meeting milestones) which shall take into account the appropriate incentive, in light of the Company’s objectives in the years following the approval of the grant, and in any event the vesting shall be at a minimum (i) first cliff after one (1) year from the date of grant; and (ii) full vesting after thirty-six (36) months from the date of an officer first grant. As of the second grant to an officer, full vesting shall occur no earlier than thirty-six

(36) months from the date of such applicable grant.

2.2.6.6.    The exercise price and any other terms of the grant will be determined by the Compensation Committee and the Board, as required by any applicable law. In any event, such exercise price shall be equal to the Closing Price of the Company's shares as of the date of such grant, or if such date is not a trading day, the immediately preceding trading day.

2.2.6.7.    The Compensation Committee has decided that in light of the limitations specified in Section 2.2.6.2 above, a limitation on the fair value of the Share-based Compensation after the date of grant will not be imposed.

2.2.7.    Additional Payment of Exceptional Awards for Achievement of Key Deliverables/Milestones. The compensation package of officers may include exceptional awards for the achievement of key deliverables or milestones in the form of cash bonus, or in the form of equity awards, in all cases as determined at the discretion of the Compensation Committee and/or the Board (“Exceptional Awards”).

2.2.8.	Claw Back

2.2.8.1.    In the event that a payment to an officer is based on false financial statements of the Company, the officer shall not be entitled to any additional payment and shall be required to repay any excess payments made to them.

2.3.    Changes to an Existing Agreements with Officers. Any changes to the terms and conditions of an employment agreement with an officer, shall be examined by the Compensation Committee in order to determine whether: (i) the change is considered a Material Change in comparison to such officer's current employment terms; and (ii) whether such change is in compliance with the Company's Compensation Policy.

2.4.	Compensation of Directors

2.4.1.    Each member of the Board who is not also serving as an employee of the Company or any of its affiliates (each such member, an “Eligible Director”) will receive the compensation described in this Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

2.4.2.    The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred and payable in any currency chosen by each Eligible Director. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter, as follows:

Position	Board	Audit Committee	Any Other Committee
Chairman	US$195,000	US$20,000	US$15,000
Eligible Director/Member	US$40,000	US$7,500	US$5,000

2.4.3.	The annual cash compensation will be paid quarterly.

2.4.4.    The compensation of the Company's directors, who also serve as executive officers, shall be subject to the limitations as set forth above in this Compensation Policy. To the extent applicable, the compensation of the Company's external directors (“External Directors”) shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000 (“Compensation of Directors Regulations”).

2.4.5.    Subject to applicable law, compensation shall be allowed in amounts higher than what is stated in the Compensation of Directors Regulations if any of the External Directors is a professional director, an expert director or a director who makes a unique contribution to the Company.

2.4.6.    The Company shall be entitled to pay to its External Directors Share- Based Compensation subject to applicable law and under the restrictions as set forth under section 2.2.6, but in any event the aggregate fair value of the Share-Based Compensation, measured at the time of a new grant, for all of the External Directors of the Company, as a group, in a five-year period, shall not exceed a fair value of US$5,000,000 (five million U.S. Dollars).

2.4.7.   The equity compensation set forth below will be granted under the Plan. All stock options granted under this Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% (one hundred percent) of the Fair Market Value (as defined in the Plan) of the underlying Ordinary Shares on the date of grant, and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

2.4.7.1.    Initial Grant: On the Effective Date (in the case of Eligible Directors serving on the Board as of the Effective Date), or on the date of the Eligible Director’s initial appointment or election to the Board (in the case of Eligible Directors joining the Board following the Effective Date) (or, if either such date is not a market trading day, the first market trading day thereafter), each newly appointed Eligible Director will be automatically, and without further action by the Board or Compensation Committee, but subject to shareholders approval, if required, granted an option to purchase 20,000 (twenty thousand) Ordinary Shares at an exercise price per share equal to the closing price of the Ordinary Shares on the date of the Eligible Director’s initial appointment or election to the Board (or, if either such date is not a market trading day, the first market trading day thereafter). The shares subject to each such stock option will vest in equal quarterly installments for 12 (twelve) quarters, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting dates. A grant in excess of the 20,000 (twenty thousand) Initial Grant may be applied as an inducement for Eligible prospective or existing Directors, including the Chairman of the Company, in cases where the Board deems it appropriate in order to advance the interests of the Company, including without limitation in the case of the need for specific skills or leadership criteria on the Board.

If a director joins the Board between annual meetings, the annual grant awarded at his/her first annual meeting will be pro-rated based on the duration of service leading up to the meeting date: (i) for service between 0 (zero) and 90 (ninety) days - no grant; (ii) for service between 91 (ninety-one) and 180 (one hundred eighty) days - 5,000 (five thousand) options; and (iii) for service of at least 181 (one hundred eighty-one) days - 10,000 (ten thousand) options.

2.4.7.2.    Annual Grant: On the date of each annual shareholders meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such shareholders meeting will be automatically, and without further action by the Board or Compensation Committee, granted an option to purchase 10,000 (ten thousand) Ordinary Shares at an exercise price equal to the closing price of the Ordinary Shares on the date of grant. The shares subject to each such stock option will vest in equal quarterly installments for 4 (four) quarters, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting dates.

3.	General

The Compensation Committee and the Board shall, from time to time, review the Compensation Policy and assess the need to adjust it, based, inter alia, on the considerations and guidelines set forth in this policy. In so doing, they will conduct an examination of changes in the Company’s goals, market conditions, the Company’s profits and revenues in previous periods and in real time, and any other relevant factors.

Furthermore, the Compensation Committee has taken under consideration the ratio between the Company's officers employment terms and conditions and other Company employees and/or contract workers employed by the Company and in particular the ratio between such officer's compensation to the average, median and lowest wage paid in the Company, and resolved that the above ratios are reasonable and acceptable in light of the Company's nature, and that they shouldn't have any impact on the labor relations in the Company.

The Compensation Committee has considered the ratio between the fixed and variable components in the Compensation Policy. The Compensation Committee has resolved that such ratio with respect to the Company's officers and Non-Executive Directors shall not exceed a ratio of 1:3. The Compensation Committee further resolved that considering the Company size, nature of activities and long-term goals it is a reasonable and acceptable ratio.